Exhibit 10.9(e)

AMENDMENT NO. 5 TO THE

AIR PRODUCTS AND CHEMICALS, INC.

RETIREMENT SAVINGS PLAN

WHEREAS, Air Products and Chemicals, Inc. (the “Company”) is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”); and

WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at anytime; and

WHEREAS, the Company desires to amend the Plan to clarify certain Plan provisions.

NOW, THEREFORE, the effective October 1, 2012, Plan is hereby amended as follows:

1.	Section 3.02(i) shall be amended to read as follows:

“3.02(i) Administrative Rules. The Plan Administrator may from time to time establish such rules and procedures for determining and adjusting the percentages of Annual Salary subject to Deferral Elections as the Plan Administrator shall in his sole discretion deem to be necessary or desirable for the administration of the Plan in accordance with the Code and ERISA, including, without limitation, rules and procedures establishing limitations on the frequency with which all or certain Participants may alter the percentage of their Annual Salary which are subject to Deferral Elections and rules and procedures allowing for the contributions of a specified dollar amount of Before-Tax Contributions, After-Tax Contributions or Catch-Up Contributions in lieu of fixed whole percentage. Notwithstanding any provision in the Plan to the contrary, solely with respect to a Participant in the Air Products Deferred Compensation Plan, the Plan Administrator may from time to time adjust the percentage of Annual Salary Deferral Elections as the Plan Administrator shall in his sole discretion deem to be necessary or desirable for the administration of both the Plan and the Air Products Deferred Compensation Plan.”

2.	Section 3.10(c) shall be amended to read as follows:

“(c) Notwithstanding the previous paragraphs of this Section 3.10, if the aggregate vested amount credited to the Participant’s Plan accounts does not exceed $1,000, such amount will, subject to Paragraph (d) below, be distributed to the Participant (or, in the case of the Participant’s death, the Participant’s Beneficiary or Beneficiaries) n the manner provided in Section 5.01.”

3.	Section 6.02 shall be amended to read as follows:

“6.02 Expenses of Administration. The reasonable expenses incident to the administration, management, and operation of the Plan, including (but not limited to) the compensation of legal counsel, auditors, accountants, actuaries, the Trustee, and investment managers, if any, and other costs such as recordkeeping fees, proxy voting fees, communication costs, and the cost of clerical and technical assistance which may be required, shall be payable from Participant’s accounts in a manner determined by the Plan Administrator and shall be communicated to Participants in a manner that is consistent with ERISA Section 408(b)(2) and the Treasury Regulations issued thereunder . The Investment Committee may provide that certain Plan expenses shall be charged to a Participant’s account and shall be communicated to Participants in a manner that is consistent with ERISA Section 408(b)(2) and the Treasury Regulations issues thereunder. Notwithstanding the foregoing, the Employer, in its absolute discretion, may elect at any time to pay part of all thereof directly, and any such election shall not bind the Employer as to its right to elect with respect to the same or other expenses at any other time to have such expenses paid from the Participant’s accounts.”

4.	A new Appendix A is added to the Plan to update the current list of investment funds.

5.	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Senior Vice President- General Counsel to execute this Fifth Amendment to the Plan on this      day of September 2012.

AIR PRODUCTS AND CHEMICALS, INC.

By:
Senior Vice President- General Counsel